Exhibit 10.15

Simple Promissory Note

$29,066.84

In the City of Fort Bragg, County of Mendocino, in the State of California, on the 17th day of April 2006 on demand, Thanksgiving Coffee Company, Inc. promises to pay to the order of Paul Katzeff and Joan Katzeff the principal sum of Twenty-nine thousand sixty-six dollars and eighty-four cents ($29,066.84) payable in payments of $1,000 each per week with a final payment of $1066.84. Interest to be paid monthly at 12% on the average daily balance of the previous month paid on the fifteenth day of the following month, beginning on the 15th day of May 2006 and continuing said principal and interest have been paid in full.

Obligee/Maker of Promise

/s/ Joan Katzeff	May 24, 2006
Joan Katzeff, President Officer, Thanksgiving Coffee Company, Inc. Borrower

/s/ Paul Katzeff	May 24, 2006
Paul Katzeff, Lender

/s/ Joan Katzeff	May 24, 2006
Joan Katzeff, Lender